UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) February 9, 2010
NOVELIS INC.

(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road NE, Suite 1500, Atlanta, GA	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200
Not Applicable

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.
     On February 9, 2010, the Board of Directors of Novelis Inc. (the “Company”) approved a plan to relocate the Company’s North American headquarters from Cleveland, Ohio to Atlanta, Georgia, where the Company’s corporate offices are located, in order to consolidate corporate functions and enhance organizational effectiveness. This move is expected to occur over the next nine months with a completion date no later than December 31, 2010.
     On February 11, 2010, the Company issued a press release announcing the plan. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein in its entirety.
     In connection with the relocation of the North American headquarters, the Company expects to incur approximately $21 million in restructuring and other charges to be recorded in fiscal years 2010 and 2011. Included in these charges are approximately $6 million in one-time employee termination costs; approximately $6 million in other employee related costs, including relocation; approximately $5 million of expense associated with contract and lease terminations; and approximately $4 million of expense associated with asset write-downs and accelerated depreciation.
     In the third quarter of fiscal 2010, we recorded $3 million for severance charges representing one-time termination benefits under our existing separation program.
     The Company estimates that future cash expenditures related to the closure of our Cleveland office and relocation to Atlanta, including new facility costs, will be approximately $20 million, the majority of which will be paid over the second half of fiscal 2011. These cash outflows will be offset by annual fixed cost savings of $7 million from reduced headcount and reduction in facility costs.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
99.1 Press release, dated February 11, 2010 (furnished with the Commission as part of this Form 8-K).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC.
Date: February 12, 2010	By:	/s/ Leslie J. Parrette
Leslie J. Parrette General Counsel, Corporate Secretary and Compliance Officer

EXHIBIT INDEX

Exhibit
No.	Description
99.1	Press release, dated February 11, 2010 (furnished with the Commission as part of this Form 8-K).